Filed Pursuant to Rule 424(b)(2)
A filing fee of $136,400 with respect to $1,000,000,000
of debt securities has been transmitted to the SEC
Registration No. 333-181596

PROSPECTUS SUPPLEMENT

(To prospectus dated May 22, 2012)

$1,000,000,000

Jefferies Group, Inc.

$600,000,000 5.125% SENIOR NOTES DUE 2023

$400,000,000 6.50% SENIOR NOTES DUE 2043

We are offering $600,000,000 aggregate principal amount of our 5.125% Senior Notes due 2023 (the “2023 Notes”) and $400,000,000 aggregate principal amount of our 6.50% Senior Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”).

Maturity – The 2023 Notes will mature on January 20, 2023 and the 2043 Notes will mature on January 20, 2043.

Interest – We will pay interest on the Notes in cash semi-annually in arrears on January 20 and July 20 of each year, beginning July 22, 2013.

Ranking – The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.

Optional Redemption – We may redeem some or all of the Notes at any time at the redemption price described in this prospectus supplement.

The Notes will be issued only in registered form in denominations of $5,000 and integral multiples of $1,000 in excess of $5,000.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

	PUBLIC OFFERING PRICE (1)	UNDERWRITING DISCOUNT	PROCEEDS, BEFORE EXPENSES, TO US
Per 2023 Note	99.721%	0.450%	99.271%
2023 Notes Total	$598,326,000	$2,700,000	$595,626,000
Per 2043 Note	98.790%	0.875%	97.915%
2043 Notes Total	$395,160,000	$3,500,000	$391,660,000

(1)	Plus accrued interest from January 18, 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies Group, Inc. may use this prospectus supplement in the initial sale of the Notes. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus supplement in a market-making transaction in a Note after its initial sale. Unless Jefferies Group, Inc. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The underwriters expect to deliver the Notes in book-entry form only through The Depository Trust Company, including for the accounts of Euroclear and Clearstream, against payment in New York, New York on January 18, 2013.

Jefferies

Prospectus supplement dated January 15, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes being offered. The second part, the base prospectus, gives more general information, some of which may not apply to the Notes being offered. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of the Notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

S-ii

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 27, 2012 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2012, May 30, 2012 and August 31, 2012, filed with the SEC on April 5, 2012, July 9, 2012 and October 9, 2012, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, we refer to our subsidiaries Jefferies & Company, Inc. as Jefferies, Jefferies Financial Products LLC as JFP and Jefferies International Limited as JIL.

The Company

Jefferies Group, Inc., a Delaware corporation, and its subsidiaries (“Jefferies”, “we”, “us” or “our”) operate as a global investment banking firm providing insight, expertise and execution to investors, companies and governments. Jefferies provides a full range of investment banking, sales, trading and research across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia.

Our global headquarters and executive offices are located at 520 Madison Avenue, New York, New York 10022. We also have regional headquarters offices in London and Hong Kong. Our primary telephone number is (212) 284-2550 and our Internet address is jefferies.com.

Merger With Leucadia National Corporation

On November 11, 2012, we and certain merger-related subsidiaries agreed to conduct a series of merger transactions whereby Jefferies Group, Inc. would become a wholly owned subsidiary of Leucadia National Corporation (“Leucadia”). The transactions, which are expected to close during the first calendar quarter of 2013, are subject to customary closing conditions, including approval by both Leucadia and Jefferies shareholders.

Upon the closing of the merger Richard Handler, our Chairman and Chief Executive Officer, will become the Chief Executive Officer of Leucadia, as well as one of its Directors, and Brian Friedman, Chairman of our Executive Committee and a Director, will become Leucadia’s President and one of its Directors. Both Mr. Handler and Mr. Friedman will remain in their current management roles at Jefferies.

Jefferies, which will be the largest business of Leucadia, will continue to operate as a full-service global investment banking firm in its current form. Jefferies will retain a credit rating that is separate from Leucadia’s. Jefferies’ existing long-term debt will remain outstanding and Jefferies intends, for the forseeable future, to remain an SEC reporting company, and regularly file annual, quarterly, and our periodic financial reports.

Leucadia will not assume or guarantee any of Jefferies’ outstanding debt securities, but Jefferies’ 3.875% Convertible Senior Debentures due 2029 will become convertible into common shares of Leucadia following the merger transactions. If not redeemed, Jefferies’ 3.25% Series A Convertible Cumulative Preferred Stock will be exchanged for a comparable series of convertible preferred shares of Leucadia.

Our LLC Conversion and Related Supplemental Indenture

In connection with the merger transactions, Jefferies Group, Inc. will be converted into a limited liability company, or LLC, formed under the laws of the State of Delaware. As a result, all operations, assets and liabilities, including the Notes offered hereby, will become obligations of the LLC. In anticipation of the conversion, we have entered into a supplemental indenture to the Indenture, dated March 12, 2002, between us and The Bank of New York Mellon, as previously supplemented, to change the definition of “corporation” to include limited liability companies formed under the laws of the State of Delaware. We have also changed the definitions of “Board of Directors,” “Capital Stock” and “Voting Stock” in the Indenture to include the corresponding governing bodies and membership interests in such a limited liability company.

Recent Developments

On December 18, 2012, we announced financial results for our fiscal fourth quarter and year ended November 30, 2012. Highlights for the three months ended November 30, 2012, versus the three months ended November 30, 2011 included:

■	Net revenues of $769 million, an increase of 39% from the prior year quarter of $554 million, which included a gain on our investment in Knight Capital of $151.9 million; and

■	Net earnings to common shareholders of $72 million.

Highlights for the year ended November 30, 2012, versus the year ended November 30, 2011 included:

■	Record fiscal year net revenues of $3.0 billion, up 18% from the prior year period of $2.6 billion; and

■	Net earnings to common shareholders of $282 million.

THE OFFERING

The summary below contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the accompanying prospectus.

Issuer	Jefferies Group, Inc., a Delaware corporation.

Securities Offered	$600,000,000 aggregate principal amount of our 5.125% Senior Notes due 2023 and $400,000,000 aggregate principal amount of our 6.50% Senior Notes due 2043

Maturity	The 2023 Notes will mature on January 20, 2023 and the 2043 Notes will mature on January 20, 2043

Issue Date	January 18, 2013

Interest	Interest will accrue on the 2023 Notes at a rate of 5.125% per year from the issue date and on the 2043 Notes at a rate of 6.50% per year from the issue date, in each case payable semi-annually in arrears on January 20 and July 20 of each year, beginning July 22, 2013.

Ranking	The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness.

Optional Redemption	We may redeem some or all of the Notes at any time prior to maturity at the redemption price described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

Covenants	The Indenture governing the Notes contains certain covenants. See “Description of the Notes—Covenants.”

Use of Proceeds	We intend to use approximately $250 million of the proceeds of this offering to pre-fund our 5.875% senior notes due 2014 and approximately $350 million of the proceeds to fund the required redemption by Jefferies High Yield Holdings, LLC of two series of its outstanding non-controlling membership interests, which are indirectly held by our executives, employees and other investors. We intend to use the remaining proceeds for general corporate purposes, including the further development and diversification of our businesses. Please see “Use of Proceeds.”

Conflict of interest	Jefferies & Company, Inc., our broker-dealer subsidiary, and Knight Capital Americas, LLC, which is deemed to be an affiliate of ours for purposes of FINRA Rule 5121, are members of FINRA and will both participate in the distribution of the Notes being offered hereby. We intend to use approximately $350 million of the proceeds of this offering to fund the required redemption by Jefferies High Yield Holdings, LLC of two series of its outstanding non-controlling membership interests, which are indirectly held by our executives, employees and other investors. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

RISK FACTORS

In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on January 27, 2012, you should consider carefully the following factors before deciding to purchase the Notes.

Risks Associated with the Company

We have agreed to conduct a series of merger transactions whereby Jefferies Group, Inc. would become a wholly owned subsidiary of Leucadia.

On November 11, 2012, we and certain merger-related subsidiaries agreed to conduct a series of merger transactions whereby Jefferies Group, Inc. would become a wholly owned subsidiary of Leucadia. The transactions, which are expected to close during the first quarter of 2013, are subject to customary closing conditions, including approval by both Leucadia and Jefferies shareholders. As part of the transactions, we will be converted from a corporation to a limited liability company organized under the laws of the State of Delaware. Leucadia will not assume or guarantee any of Jefferies’ outstanding debt securities, but Jefferies’ 3.875% Convertible Senior Debentures due 2029 will become convertible into common shares of Leucadia following the merger transactions. If not redeemed, Jefferies’ 3.25% Series A Convertible Cumulative Preferred Stock will be exchanged for a comparable series of convertible preferred shares of Leucadia. Jefferies will retain a credit rating that is separate from Leucadia’s.

In addition to approval by both Leucadia and Jefferies shareholders, the closing of the transactions is subject to a number of other conditions that make the completion and timing of the completion of the transactions uncertain. If the transactions are not completed on a timely basis, or at all, our businesses may be adversely affected and, without realizing any of the benefits of having completed the transactions, we will be subject to a number of risks, including the following:

■	we will be required to pay our costs relating to the transactions, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

■	time and resources committed by our management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

■	the market price of our common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed; and

■

if the merger agreement is terminated and our board of directors seeks another business combination, our stockholders cannot be certain that we will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that Leucadia has agreed to in connection with the transactions.

Risks Associated with the Offering

In the absence of an active trading market for the Notes, you may not be able to resell them.

We can offer no assurance as to the liquidity of the market for the Notes, your ability to sell the Notes or the price at which you may be able to sell them. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities. We do not intend to list the Notes on any securities exchange. Jefferies & Company, Inc. has advised us that it currently intends to make a market in the Notes. However, Jefferies & Company, Inc. is not obligated to do so and it may discontinue any market making at any time without notice.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the Notes at any time. The redemption price will equal the principal amount being redeemed, plus accrued interest to the redemption date, plus an amount described under “Description of the Notes.” If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.

The Notes will be effectively subordinated to liabilities of our subsidiaries.

The Notes will be the obligations of Jefferies Group, Inc. exclusively and will not be guaranteed by any of our subsidiaries or secured by any of our properties or assets. Jefferies Group, Inc. is a holding company. We conduct almost all of our operations through our subsidiaries and a significant portion of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service debt, including the Notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the Notes or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from our subsidiaries to us are subject to restrictions imposed by law, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.

The Notes will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations). Therefore, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against the subsidiary.

Changes in our credit ratings may affect the trading value of the Notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Notes, and, accordingly, we cannot assure you that the ratings assigned to the Notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from the issuance and sale of the Notes, after deducting the underwriting discount and expenses relating to the offering, will be approximately $986,936,000. We intend to use approximately $250 million of the proceeds to pre-fund our 5.875% senior notes due 2014, and approximately $350 million of the proceeds to fund the required redemption by Jefferies High Yield Holdings, LLC of two series of its outstanding non-controlling membership interests, which are indirectly held by our executives, employees and other investors. We and a subsidiary of Leucadia each own 50% of the voting securities of this entity, which serves as the holding company for our high yield division. We intend to use the remaining proceeds for general corporate purposes, including the further development and diversification of our businesses.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2012 on an actual basis and as adjusted to give effect to the sale of the Notes offered hereby.

	AS OF AUGUST 31, 2012
(UNAUDITED, IN THOUSANDS)	ACTUAL	AS ADJUSTED
Unsecured long-term debt:
5.875% Senior Notes due 2014	249,496	249,496
3.875% Senior Notes due 2015	499,332	499,332
5.5% Senior Notes due 2016	349,196	349,196
5.125% Senior Notes due 2018	770,328	770,328
8.50% Senior Notes due 2019	707,195	707,195
6.875% Senior Notes due 2021	743,813	743,813
2.25% Euro Medium Term Notes due 2022	3,561	3,561
6.45% Senior Debentures due 2027	346,759	346,759
3.875% Convertible Senior Debentures due 2029	288,367	288,367
6.25% Senior Debentures due 2036	492,870	492,870
5.125% Senior Notes due 2023, offered hereby	—	598,326
6.50% Senior Notes due 2043, offered hereby	—	395,160
Total unsecured long-term debt	4,450,917	5,444,403

Secured long-term debt:
Credit facility, due 2014	410,000	410,000

Total long-term debt	4,860,917	5,854,403
Mandatorily redeemable convertible preferred stock	125,000	125,000
Mandatorily redeemable preferred interest of consolidated subsidiaries	339,825	339,825
Total stockholders’ equity	3,706,543	3,706,543

Total capitalization	$9,032,285	$10,025,771

DESCRIPTION OF THE NOTES

General

The following description of the Notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. We refer you to that description.

We will issue the Notes under an indenture dated as of March 12, 2002 between us and the Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture, dated as of July 15, 2003, and a second supplemental indenture, dated as of December 19, 2012. We have normal banking relationships with the Bank of New York Mellon.

The Notes are not listed, and we do not currently intend to list the Notes, on any securities exchange or to seek approval for their quotation through any automated quotation system. We cannot assure you that an active public market for the Notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the Notes

We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, except for the issue price and the issue date. Any such additional notes having such similar terms, together with the Notes offered hereby, will constitute a single series with the Notes under the indenture.

Principal, Maturity and Interest

The initial aggregate principal amount of the 2023 Notes is $600,000,000 and the initial aggregate principal amount of the 2043 Notes is $400,000,000. The 2023 Notes will mature on January 20, 2023 and the 2043 Notes will mature on January 20, 2043. The Notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement.

Interest on the Notes will accrue from January 18, 2013, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the Notes on January 20 and July 20 of each year, commencing July 22, 2013 to holders of record at the close of business on the immediately preceding January 5 and July 5.

Interest will be calculated on the basis of a 360-day year comprising twelve 30-day months. Interest on the Notes will be paid by check mailed to the persons in whose names the Notes are registered at the close of business on the applicable record date or, at our option, by wire transfer to accounts maintained by such persons with a bank located in the United States. The principal of the Notes will be paid upon surrender of the Notes at the corporate trust office of the trustee. For so long as the Notes are represented by global notes, we will make payments of interest by wire transfer to The Depository Trust Company (DTC) or its nominee, which will distribute payments to beneficial holders in accordance with its customary procedures. We will not pay additional amounts for taxes, as described in “Description of Debt Securities—Payment of Additional Amounts.”

The Notes are not entitled to any sinking fund. The provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities—Defeasance” will apply to the Notes.

Ranking

The Notes will be senior unsecured obligations, each ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.

Optional Redemption

The Notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any such portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points with respect to each of the 2023 Notes and the 2043 Notes, in each case, plus accrued interest thereon to the date of redemption.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Jefferies & Company, Inc. (or its affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all the Notes are to be redeemed, the Notes shall be selected by the Trustee by a method the Trustee deems appropriate.

Covenants

Limitations on Liens. The indenture provides that we will not, and will not permit any material subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any material subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness. The indenture defines material subsidiary to be any subsidiary that represents 5% or more of our consolidated net worth as of the date of determination.

Limitations on Transactions with Affiliates. The indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of ours unless:

■	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

■

in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the Notes are issued.

Limitations on Mergers and Sales of Assets. The indenture provides that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

■

either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

■	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

As defined in the Indenture, the word “corporation” includes limited liability companies formed under the laws of Delaware or New York as well as certain other entities which are not business corporations.

In the event of any transaction described in and complying with the conditions listed in this covenant in which we are not the continuing entity, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of us, and we would be discharged from all obligations and covenants under the indenture and the Notes. We have amended this covenant to allow us, in our discretion, to add a subsidiary which is a business corporation as a co-obligor on debt securities issued under the indenture if the successor person is not a business corporation.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as “DTC,” and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or “Clearstream,” formerly Cedelbank, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear.” Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear. We will refer to Citibank and JPMorgan Chase Bank in these capacities as the “U.S. Depositaries.” Beneficial interests in the global notes will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive notes, in registered form only if:

■	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

■

at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

■	we in our sole discretion determine that global note will be exchangeable for definitive notes, in registered form and notify the trustee of our decision; or

■	an event of default with respect to the Notes represented by that global note, has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes, issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof in registered form for the same aggregate amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all Notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the sole registered owner and the sole holder of the Notes represented by the global note, for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

■	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a Note represented by a global note;

■

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

■	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, will be considered the sole owner and holder of the Notes represented by that global note for all purposes of the indenture. Owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by

Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to in this prospectus supplement as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the Notes we are offering. It applies only to a holder that acquires Notes in the initial offering at the offering price listed on the cover page hereof and that holds its Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

■	a dealer in securities or currencies;

■	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

■	a bank or other financial institution;

■	an insurance company;

■	a tax-exempt organization;

■	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

■	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

■	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

■	except as specifically noted, a United States alien holder (as defined below) that holds the Notes in connection with a United States trade or business.

Moreover, this summary does not address the United States federal estate and gift tax or alternative minimum tax consequences to a holder of the Notes.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address any tax consequences arising under any state, local or foreign law.

If a partnership or an entity treated as a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership or an entity treated as a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

The discussion in this section is based in part on our determination that there is no more than a remote likelihood that we would exercise our right to redeem the Notes in circumstances where the amount that we would have to pay in redemption was based on the sum of the present values of the remaining scheduled payments of interest and principal on the Notes, and that there is more than a remote likelihood that we will exercise our right to redeem the Notes in circumstances where the amount that we would have to pay would equal 100% of the principal amount of the Notes, plus accrued interest thereon to the date of redemption. Our determination that there is no more than a remote likelihood that we would redeem the Notes in circumstances where the amount we would have to pay in redemption is based on the present values of the remaining scheduled payments of interest and principal on the Notes is binding on holders of the Notes, unless a holder discloses to the Internal Revenue Service, in the manner required by applicable Treasury regulations, that the holder is taking a different position. It is possible that the Internal Revenue Service may take a different position regarding the remoteness of the likelihood of redemptions, in which case, if the position of the Internal Revenue Service were sustained, the timing, amount and character of income recognized with respect to a Note may be substantially different than described herein, and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on a disposition of a Note. This discussion assumes that the Internal Revenue Service will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the likelihood of redemption.

Holders considering the purchase of Notes should consult their own tax advisors concerning the consequences of purchasing, owning and disposing of Notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of a Note and is or is treated for United States federal income tax purposes as:

■	a citizen or resident of the United States;

■	a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia;

■	an estate whose income is subject to United States federal income tax regardless of its source; or

■

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Holders that are not United States holders should refer to “—United States Alien Holders” below.

Payments of Interest. We expect that the first price at which a substantial amount of the Notes is sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the Notes or an amount which is a de minimis discount thereto. If that is the case, stated interest payments on the Notes generally will be taxable as ordinary income at the time the interest accrues or is received, in accordance with a holder’s regular method of accounting for United States federal income tax purposes.

Purchase, Sale and Retirement of the Notes. A holder’s tax basis in a Note will generally be the cost of the Note. A holder generally will recognize capital gain or loss on the sale, retirement or other taxable disposition of a Note equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the holder’s tax basis in the Note. A holder will recognize capital gain or loss at the time of such sale, retirement or other taxable disposition, except that proceeds attributable to accrued but unpaid interest will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Capital gain of a noncorporate United States holder is currently taxed at reduced rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates or trusts) including, among other things, interest and proceeds of sale in respect of securities like the Notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective purchasers of the Notes should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the Notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. A holder is a United States alien holder if that holder is the beneficial owner of a Note and is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a United States holder.

This subsection does not apply to a United States holder.

Subject to the discussion below under “Foreign Account Tax Compliance”, under United States federal income tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of a Note, we and other United States paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% United States withholding tax from payments on the Notes to the holder if, in the case of payments of interest:

(a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote or, following our becoming a subsidiary of Leucadia, classes of Leucadia stock that are entitled to vote;

(b) the holder is not a controlled foreign corporation that is related to us through stock ownership; and

(c) the U.S. Payor does not have actual knowledge or reason to know that the holder is a United States person and:

(i) the holder has furnished to the U.S. Payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person;

(ii) the U.S. Payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(A) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(B) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

(C) a U.S. branch of a non-United States bank or of a non-United States insurance company, that has agreed to be treated as a United States person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the Notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(iii) the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the United States alien holder,

(A) certifying to the U.S. Payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

(B) to which is attached a copy of Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(iv) the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the Notes in accordance with U.S. Treasury regulations.

Subject to the discussion below regarding effectively connected interest, a non-United States alien holder that does not meet the conditions set forth above will be subject to United States federal withholding tax at the applicable rate (currently 30%) with respect to payments of interest, unless the United States alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the United States alien holder’s country of residence. To claim such a reduction or exemption, a United States alien holder must generally complete an Internal Revenue Service Form W-8BEN and claim this exemption on the form. In some cases, a United States alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

Interest Treated as Effectively Connected

Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest on a United States alien holder’s Notes will not be subject to United States federal withholding tax if:

■	the United States alien holder is engaged in the conduct of a trade or business in the United States;

■	interest income on the United States alien holder’s Notes is effectively connected to the conduct of its trade or business in the United States; and

■

the United States alien holder has certified to the U.S. Payor on an Internal Revenue Service Form W-8ECI that it is exempt from withholding tax because the interest income on its Notes will be effectively connected with the conduct of its trade or business in the United States.

Interest income on the Notes that is treated as effectively connected with a United States alien holder’s conduct of a trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to a permanent establishment in the United States) will be includable in the income of the United States alien holder for regular United States federal income tax purposes and taxed at the same rates that apply to the United States holders (and, in the case of a United States alien holder that is a corporation for United States federal income tax purposes, may also be subject to branch profits tax at a 30% rate, or such lower rate as is provided under an applicable tax treaty).

Sale or Other Disposition of the Notes

Subject to the discussion of backup withholding below and under “Foreign Account Tax Compliance”, a United States alien holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, retirement or other taxable disposition of a Note unless such gain is effectively connected with a United States trade or business of such United States alien holder, and, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, such gain is attributable to a U.S. permanent establishment of such United States alien holder. However, an individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of a Note and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized (subject to offset by certain United States—source losses) at a 30% rate or such lower rate as is provided under an applicable treaty.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, premium, if any, and interest on the Notes. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the Notes before maturity within the United States. Additionally, backup withholding at the applicable rate (currently 28%) will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. In general, a holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed the holder’s income tax liability by filing a timely refund claim with the Internal Revenue Service.

In general, in the case of a United States alien holder, payments of principal, premium, if any, and interest made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the Notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

■	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person; or

■	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

the holder otherwise establishes an exemption.

If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge or reason to know that the holder is a United States person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

■	the proceeds are transferred to an account maintained by the holder in the United States;

■	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or

■	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

■	a United States person;

■	a controlled foreign corporation for United States tax purposes;

■	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

■	a foreign partnership, if at any time during its tax year:

■	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

■	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a United States person. In general, a United States alien holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed its income tax liability by filing a timely refund claim with the Internal Revenue Service.

Foreign Account Tax Compliance

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act”, or the HIRE Act, which includes a revised version of a bill known as the “Foreign Account Tax Compliance Act of 2009” or “FATCA.” Under FATCA, foreign financial institutions (which include most hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them. More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, withholdable payments are U.S.-source payments otherwise subject to nonresident withholding tax and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain treated as foreign source income under the Code). Recent IRS guidance provides that regulations implementing this legislation will defer this withholding obligation until January 1, 2014 for payments of interest and dividends until January 1, 2017 for gross proceeds from dispositions of stock and debt. Treasury is authorized to provide rules for implementing the FATCA withholding regime and coordinating the FATCA withholding regime with the existing nonresident withholding tax rules. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

United States alien holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in the Notes.

UNDERWRITING

Subject to the terms and conditions set forth in the purchase agreements to be dated on or about January 15, 2013, between us, Jefferies & Company, Inc. and the several underwriters listed in the table below, for which Jefferies & Company, Inc. is acting as representative, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of Notes indicated in the table below:

UNDERWRITER	PRINCIPAL AMOUNT OF 2023 NOTES	PRINCIPAL AMOUNT OF 2043 NOTES
Jefferies & Company, Inc.	$462,000,000	$308,000,000
Citigroup Global Markets Inc.	12,000,000	8,000,000
Deutsche Bank Securities Inc.	12,000,000	8,000,000
J.P. Morgan Securities LLC	12,000,000	8,000,000
Natixis Securities Americas LLC	12,000,000	8,000,000
RBC Capital Markets, LLC	12,000,000	8,000,000
BNY Mellon Capital Markets, LLC	9,000,000	6,000,000
HSBC Securities (USA) Inc.	9,000,000	6,000,000
Barclays Capital Inc.	6,000,000	4,000,000
Credit Suisse Securities (USA) LLC	6,000,000	4,000,000
JMP Securities LLC	6,000,000	4,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,000,000	4,000,000
Morgan Stanley & Co. LLC	6,000,000	4,000,000
Oppenheimer & Co. Inc.	6,000,000	4,000,000
U.S. Bancorp Investments, Inc.	6,000,000	4,000,000
Keefe, Bruyette & Woods, Inc.	3,000,000	2,000,000
Knight Capital Americas, L.P.	3,000,000	2,000,000
Rafferty Capital Markets, LLC	3,000,000	2,000,000
Sandler O’Neill & Partners, L.P.	3,000,000	2,000,000
Stephens Inc.	3,000,000	2,000,000
Stifel, Nicolaus & Company, Incorporated	3,000,000	2,000,000

Total	$600,000,000	$400,000,000

Jefferies & Company, Inc. is acting as sole book-running manager of this offering and as representative of the underwriters named above.

The purchase agreements provide that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The purchase agreements provide that the underwriters will purchase all of the respective series of Notes if any of them are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the 2023 Notes and the 2043 Notes to the public at the applicable initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of 0.30% per 2023 Note and 0.50% per 2043 Note. The underwriters may allow, and certain dealers may reallow, a concession not in excess of 0.25% of the principal amount per Note to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes).

	PER 2023 NOTE	2023 NOTE TOTAL	PER 2043 NOTE	2043 NOTE TOTAL
Public offering price (1)	99.721%	$598,326,000	98.790%	$395,160,000
Underwriting discount paid by us	0.450%	$2,700,000	0.875%	$3,500,000
Proceeds to us, before expenses	99.271%	$595,626,000	97.915%	$391,660,000

(1)	Plus accrued interest from January 18, 2013, if settlement occurs after that date.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $350,000.

New Issue of Securities

The Notes are new issues of securities with no established trading market. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. We offer no assurances that the initial public offering price will correspond to the price at which the Notes will trade in the public market subsequent to the offering or that an active trading market for either the 2023 Notes or the 2043 Notes will develop and continue after the offering.

No Listing

The Notes are not listed on any securities exchange or included in any quotation system, and we do not intend to apply for such listing.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. The underwriters must close out any short position by purchasing Notes in the open market.

A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Certain Relationships

Jefferies Group will pay Meredith Whitney Advisory Group LLC a fee of $62,000 for advisory services in connection with this offering. This fee is deemed to be underwriting compensation under FINRA Rule 5110.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. The trustee for the Notes is an affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

■	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

■

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

■	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

■	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the Notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, notes and units of shares and notes of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except

■

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, notes and units of shares and notes of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

■	where no consideration is or will be given for the transfer; or

■	where the transfer is by operation of law.

CONFLICT OF INTEREST

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA and will participate in the distribution of the Notes. Knight Capital Americas LLC is also a FINRA member and will participate in the distribution of the Notes. Because Jefferies Group, Inc. beneficially owns, directly or indirectly, a 10% or greater interest in Knight Capital Americas, LLC, it is deemed to be an affiliate of Jefferies Group, Inc. for purposes of FINRA Rule 5121 regarding conflicts of interest. We intend to use approximately $350 million of the proceeds of this offering to fund the required redemption by Jefferies High Yield Holdings, LLC of two series of its outstanding non-controlling membership interests, which are indirectly held by our executives, employees and other investors. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 regarding conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies & Company, Inc. and Knight Capital Americas LLC will not confirm sales of the Notes to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS

The validity of the Notes has been passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Covington & Burling LLP, New York, New York, is counsel for the underwriters in connection with this offering. Certain partners of Morgan, Lewis & Bockius LLP hold shares of our common stock and have invested in funds managed by us. Covington & Burling LLP has from time to time acted as counsel for Jefferies Group, Inc. and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Jefferies Group, Inc. (the “Company”) as of November 30, 2011 and November 30, 2010 and for the fiscal year ended November 30, 2011 and the eleven month transition period ended November 30, 2010, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and have been incorporated by reference herein and in the registration statement. Such consolidated financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows of the Company for the year ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify KPMG LLP with respect to legal costs and expenses they may incur as a result of their successful defense of any legal action or proceeding that may arise as a result of their consent to include their report in our Annual Report on Form 10-K for the year ended November 30, 2011.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

■	Annual Report on Form 10-K for the fiscal year ended November 30, 2011, filed on January 27, 2012;

■	Quarterly Reports on Form 10-Q for the quarters ended February 29, 2012, May 31, 2012 and August 31, 2012, filed on April 5, 2012, July 9, 2012 and October 9, 2012, respectively; and

■	Current Reports on Form 8-K filed on April 24, 2012, May 10, 2012, September 21, 2012, November 13, 2012 and December 20, 2012.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations

Jefferies Group, Inc.

520 Madison Avenue

New York, New York 10022

(212) 284-2550

PROSPECTUS

JEFFERIES GROUP, INC.

Debt Securities

Convertible Debt Securities

Warrants

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Common Stock

The securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Investing in the securities involves risks. See the “Risk Factors” section on page 5, as well as in our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies Group, Inc. may use this prospectus in the initial sale of these securities. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus in a market-making transaction in any of these securities after its initial sale. UNLESS JEFFERIES GROUP, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

This prospectus is dated May 22, 2012

EXPLANATORY NOTE

The prospectus contained herein relates to all of the following:

■	the initial offering of debt securities, convertible debt securities, warrants, preferred stock, depositary shares, purchase contracts, units and common stock issuable by Jefferies Group, Inc.;

■	the offering of such securities by the holders thereof; and

■

market-making transactions from time to time in (1) the securities described above after they are initially offered and sold and (2) the securities of one or more of the same classes that were initially registered under registration statements previously filed by the registrant and that were initially offered and sold prior to the date of the prospectus contained herein (but are now registered hereunder with respect to ongoing market-making transactions).

When the prospectus is delivered to an investor in an initial or a secondary offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under “Incorporation of Certain Information by Reference”. This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement.

We may offer any of the following securities from time to time:

■	debt securities;

■	convertible debt securities;

■	warrants;

■	preferred stock;

■	depositary shares;

■	purchase contracts;

■

units, comprised of one or more debt securities, warrants, shares of preferred stock, depositary shares, purchase contracts, or shares of common stock described in this prospectus, as well as debt or equity securities of third parties, in any combination; and

■	common stock.

When we use the term “security” or “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in the applicable prospectus supplement to this prospectus and may differ from the general terms described herein.

Debt Securities

The debt securities will be our unsecured obligations and will be either senior or subordinated debt. The particular terms of a series of debt securities we offer will be described in more detail in the accompanying prospectus supplement. The prospectus supplement for any offered series of debt securities will describe the applicable terms of the series, including: the title; whether the debt is senior or subordinated; the total principal amount offered; the offering price and, if applicable, the method of determining the price; the maturity date or dates; whether the debt securities are fixed rate debt securities or floating rate debt securities; if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates; if the debt security is an original issue discount debt security, the yield to maturity; if the debt securities are floating rate debt securities, the interest rate basis; the terms and conditions on which the debt securities may be redeemed at the option of Jefferies; any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment; and any other specific terms of the debt securities. We will issue the senior and subordinated debt securities under separate debt indentures (as described in “Description of Securities We May Offer—Debt Securities”), each between us and The Bank of New York Mellon, as trustee.

Convertible Debt Securities

The convertible debt securities offered by this prospectus will be our unsecured senior debt obligations and will be convertible into shares of our common stock. We will issue convertible debt securities under an indenture. The terms of the indenture are substantially the same as the senior debt indenture discussed below under “Description of Securities We May Offer—Debt Securities” except for: the inclusion of provisions with respect to the conversion of securities; the omission of provisions comparable to those described above under

“Description of Securities We May Offer—Debt Securities—Defeasance” and the omission of provisions comparable to those described above under “Description of Securities We May Offer—Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Transactions with Affiliates.”

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture (convertible securities) will be The Bank of New York Mellon. The prospectus supplement for any offered series of convertible debt securities will describe all material terms of the series.

Warrants

We may issue warrants for the purchase of either debt or equity securities, as well as warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

The prospectus supplement will contain the specific terms of the warrants and any warrant agreement, including whether the warrants will be settled by delivery of the underlying securities or other property or in cash.

Preferred Stock and Depositary Shares

We may offer our preferred stock in one or more series. The particular terms of any series of preferred stock we offer will be described in more detail in the prospectus supplement prepared for such series, which terms will include the number of shares to be included in the series; the designation, powers, preferences and rights of the shares of the series; and the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

We may also offer depositary shares, each of which would represent a fraction or a multiple of a share of a particular series of preferred stock. We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by such depositary share.

Purchase Contracts

We may issue purchase contracts requiring the holders to purchase or sell:

■

securities issued by us, by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing as specified in the applicable prospectus supplement;

■	currencies;

■	commodities;

■	any other property; or

■	any combination of the above.

In a prospectus supplement, we will describe the specific terms of the purchase contracts, including whether we will satisfy our obligations, if any, or you will satisfy your obligations, if any, under any purchase contracts by delivering the underlying securities, currencies, commodities or other property or their cash value.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, depositary shares, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

■

the terms of the units and of the purchase contracts, warrants, debt securities, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

■	a description of the terms of any unit agreement governing the units; and

■	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Stock

We may offer shares of our common stock, par value $0.0001 per share. In a prospectus supplement, we will describe the aggregate number of shares offered, the offering price or prices of the shares and any underwriting discounts or commissions.

Form of Securities

We will issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement.

Payment Currencies

Amounts payable in respect of the securities, including the original issue price, will be payable in U.S. dollars, unless specified otherwise in the applicable prospectus supplement.

Listing

Our common stock is listed on the New York Stock Exchange. If any other securities are to be listed or quoted on a securities exchange or quotation system, the information will be set forth in the applicable prospectus supplement.

Use of Proceeds

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things, additions to working capital; the redemption or repurchase of outstanding equity and debt securities; the repayment of indebtedness; and/or the expansion of our business through internal growth or acquisitions.

Market-Making by Our Affiliates

Following the initial distribution of an offering of securities, Jefferies & Company, Inc., Jefferies International Limited and other affiliates of ours may offer and sell those securities (which may include securities registered under previous registration statements) in the course of their businesses as broker dealers, subject, in the case of common stock, preferred stock and depositary shares, to obtaining any necessary approval of the New York Stock Exchange for any of these offers and sales our United States affiliates may make. Jefferies & Company, Inc., Jefferies International Limited and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

Conflicts of Interest

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (FINRA) and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in FINRA Rule 5121. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

RISK FACTORS

For a discussion of risk factors affecting Jefferies Group, Inc. and its business, see the “Risk Factors” section in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Additional risks specific to a particular offering will be detailed in the applicable prospectus supplements.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. You should not assume that the information in any document incorporated by reference into this prospectus and into any accompanying prospectus supplement is current as of any date other than the date of that document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

■	Annual Report on Form 10-K for the year ended November 30, 2011, filed on January 27, 2012;

■	Quarterly Report on Form 10-Q for the quarter ended February 29, 2012, filed on April 5, 2012;

■	Current Reports on Form 8-K filed on April 24, 2012 and May 10, 2012;

■

The description of our common stock contained in the Registration Statement on Form 10 filed on April 20, 1999 and any further amendment or report filed thereafter for the purpose of updating such description; and

■

Solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of Jefferies Group, Inc. and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the prospectus supplements relating to those securities that were previously filed by Jefferies Group, Inc. in connection with its initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus).

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations

Jefferies Group, Inc.

520 Madison Avenue

New York, New York 10022

(212) 284-2550

JEFFERIES GROUP, INC.

Jefferies Group, Inc. (“Jefferies”, “we”, “us” or “our”) and its subsidiaries operate as a global full service, integrated securities and investment banking firm. Our principal operating subsidiary, Jefferies & Company, Inc., was founded in the U.S. in 1962 and our first international operating subsidiary, Jefferies International Limited, was established in the U.K. in 1986. On July 1, 2011, we acquired the Bache Global Commodities Group from Prudential Financial, Inc. and we now operate a full service futures commission merchant through Jefferies Bache, LLC in the U.S. and a global commodities and financial derivatives broker through Jefferies Bache Limited in the U.K. Since 2000, we have grown considerably and become increasingly diversified, increasing our market share and the breadth of our business. Our growth has been achieved through the ongoing addition of talented personnel in targeted areas, as well as the acquisition of complementary businesses.

Our global headquarters and executive offices are located at 520 Madison Avenue, New York, New York 10022. We also have regional headquarters offices in London and Hong Kong. Our primary telephone number is (212) 284-2550 and our Internet address is jefferies.com.

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

Please note that in this section entitled Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement”.

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indentures have been filed with the SEC and are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information”, or by contacting the applicable indenture trustee.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under each of the senior debt indenture and the subordinated debt indenture will be The Bank of New York Mellon.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” previously issued debt securities and issue additional debt securities as the same series, with the same CUSIP number, stated maturity, interest payment dates, if any, and other terms, except for the date of issuance and issue price.

Types of Debt Securities

We may issue fixed or floating rate debt securities.

Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Material federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Jefferies.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

■	the title;

■	whether the debt is senior or subordinated;

■	the total principal amount offered;

■	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

■	the maturity date or dates;

■	whether the debt securities are fixed rate debt securities or floating rate debt securities;

■	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

■	if the debt security is an original issue discount debt security, the yield to maturity;

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if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

■	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

■	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

■	any provisions for the payment of additional amounts for taxes;

■	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

■	the terms and conditions on which the debt securities may be redeemed at the option of Jefferies;

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any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

■	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

■	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

■	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement”. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of The Bank of New York Mellon in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

Market-Making Transactions. If you purchase your debt security—or any of our other securities we describe in this prospectus—in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies & Company, Inc. or one of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of The Bank of New York Mellon in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of The Bank of New York Mellon in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

We will issue senior debt securities under the senior debt indenture. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

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the principal, premium, if any, and interest in respect of indebtedness of Jefferies for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities;

■	all capitalized lease obligations;

■	all obligations representing the deferred purchase price of property; and

■	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

■	but senior debt does not include:

■	subordinated debt securities;

■	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

■	indebtedness that is subordinated to a senior debt obligation of ours specified above.

The effect of this last provision is that we may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

Limitations on Liens. The senior indenture provides that we will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 10.08).

Limitations on Transactions with Affiliates. The senior indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any affiliate of ours unless:

■	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

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in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the notes are issued (Section 10.09).

Limitations on Mergers and Sales of Assets. The indentures provide that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

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either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

■	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 8.01).

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series.

No such modification may, without the consent of each holder of an affected security:

■	extend the fixed maturity of any such securities;

■	reduce the rate or change the time of payment of interest on such securities;

■	reduce the principal amount of such securities or the premium, if any, on such securities;

■	change any obligation of ours to pay additional amounts;

■	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

■	adversely affect the right of repayment or repurchase at the option of the holder;

■	reduce or postpone any sinking fund or similar provision;

■	change the currency or currency unit in which any such securities are payable or the right of selection thereof;

■	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

■	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

■	change any obligation of ours to maintain an office or agency (Section 9.02).

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

■	our failure to pay required interest on any debt security of such series for 30 days;

■	our failure to pay principal or premium, if any, on any debt security of such series when due;

■	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

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our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

■	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000; and

■	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year (Section 10.06).

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity satisfactory to the trustee (Section 6.02).

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give reasonable indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Defeasance

Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, then:

■	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

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we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Payment of Additional Amounts

If so noted in the applicable prospectus supplement for a particular issuance, we will pay to the holder of any debt security who is a United States alien holder (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

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any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

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any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

■	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

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any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

■	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

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any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

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any tax, assessment or other governmental charge that is imposed by reason of a holder’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of our stock, as determined for purposed of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);

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any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder of ours (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended and the regulations that may be promulgated thereunder), or (2) a controlled foreign corporation with respect to us within the meaning of the Code;

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any tax, assessment or other governmental charge (i) in the nature of a backup withholding tax, (ii) as a result of the failure to comply with information reporting requirements or (iii) imposed under the Hiring Incentives to Restore Employment Act of 2010 or any substantially similar successor legislation; or

■	any combinations of items identified in the bullet points above.

In addition, we will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

The term United States alien holder means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purpose, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

If so noted in the applicable prospectus supplement for a particular issuance, we may redeem the debt securities in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, plus all accrued but unpaid interest through the redemption date if we determine that as a result of a change in tax law (as defined below):

■	we have or will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”; or

■	there is a substantial possibility that we will be required to pay such additional amounts.

A change in tax law that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to us.

Prior to the publication of any notice of redemption, we shall deliver to the Trustee an officers’ certificate stating that we are entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of counsel to such effect based on such statement of facts.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustee under the Indentures

We have and may continue to have banking and other business relationships with The Bank of New York Mellon, or any subsequent trustee, in the ordinary course of business.

Convertible Debt Securities

Please note that in this section entitled Convertible Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own convertible debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in convertible debt securities registered in street name or in convertible debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the convertible debt securities should read the section below entitled Book-Entry Procedures and Settlement.

The convertible debt securities offered by this prospectus will be our unsecured senior debt obligations and will be convertible into shares of our common stock. We will issue convertible debt securities under an indenture (convertible securities). The terms of the indenture (convertible securities) are substantially the same as the senior debt indenture described above under “—Debt Securities” except for: the inclusion of provisions with respect to the conversion of securities; the omission of provisions comparable to those described above under “—Debt Securities—Defeasance” and the omission of provisions comparable to those described above under “Debt Securities- Covenants—Limitations on Liens” and “—Limitations on Transactions with Affiliates.”

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture (convertible securities) will be The Bank of New York Mellon. The prospectus supplement for any offered series of convertible debt securities will describe all material terms of the series.

Warrants

Please note that in this section entitled Warrants, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that Jefferies or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We may offer warrants separately or together with our debt or equity securities.

We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. The financial and other specific terms of your warrant and any warrant agreement will be described in the prospectus supplement. Those terms may vary from the terms described here.

The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

Information in the Prospectus Supplement

The prospectus supplement will contain, where applicable, the following information about the warrants:

■	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

■	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

■	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

■	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

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whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

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whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

■	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

■	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

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whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

■	any other terms of the warrants.

If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants’ expiration date.

No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

Our affiliates may resell our warrants in market-making transactions after their initial issuance. We discuss these transactions above under “Debt Securities—Information in the Prospectus Supplement—Market-Making Transactions.”

Additional Information in the Prospectus Supplement for Debt Warrants

In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

■	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

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the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants

The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

No such modification or amendment may, without the consent of each holder of an affected warrant:

■	reduce the amount receivable upon exercise, cancellation or expiration;

■	shorten the period of time during which the warrants may be exercised;

■	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

■	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

Preferred Stock

As of the date of this prospectus, our authorized capital stock includes 10 million shares of preferred stock, 125,000 shares of which, designated as Series A convertible preferred stock, were issued and outstanding as of February 29, 2012. In February 2006, we issued $125.0 million of Series A convertible preferred stock in a private placement. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and, as of the date of this prospectus, was convertible into 4,110,128 shares of our common stock at an effective conversion price of approximately $30.41 per share. The Series A convertible preferred stock is callable beginning in 2016 and will mature in 2036.

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

■	the number of shares to be included in the series;

■	the designation, powers, preferences and rights of the shares of the series; and

■	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.

Our affiliates may resell our preferred stock in market-marking transactions after its initial issuance. We discuss these transactions above under “Debt Securities—Information in the Prospectus Supplement—Market-Making Transactions.”

Rank

Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under Depositary Shares, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

■	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

■	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

■	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

■	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of our preferred stock will have no voting rights, except:

■	as otherwise stated in the prospectus supplement;

■	as otherwise stated in the certificate of designations establishing such series; and

■	as required by applicable law.

Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Our affiliates may resell depositary shares in market-marking transactions after their initial issuance. We discuss these transactions above under “Debt Securities—Information in the Prospectus Supplement—Market-Making Transactions.”

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property other than cash received by it in respect of the preferred stock to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction or multiple of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

■	all outstanding depositary shares have been redeemed; or

■	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more warrants, shares of preferred stock, shares of common stock and debt securities issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property, for the purchase or sale of:

■	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

■	currencies;

■	commodities;

■	any other property; or

■	any combination of the above.

We refer to this property in the above clauses as “purchase contract property.”

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, the purchase contract property at a specified price or prices, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Pre-Paid Purchase Contracts

Purchase contracts may require holders to satisfy their obligations under the purchase contracts at the time they are issued. We refer to these purchase contracts as “pre-paid purchase contracts.” In certain circumstances, our obligation to settle pre-paid purchase contracts on the relevant settlement date may constitute senior indebtedness or subordinated indebtedness of ours. Accordingly, pre-paid purchase contracts may be issued under the senior debt indenture or the subordinated debt indenture, as specified in the applicable prospectus supplement.

Purchase Contracts Issued as Part of Units

Purchase contracts issued as part of a unit will be governed by the terms and provisions of a Unit Agreement. See “Description of Securities We May Offer—Units.” The applicable prospectus supplement will specify the following:

■	whether the purchase contract obligates the holder to purchase or sell the purchase contract property;

■	whether and when a purchase contract issued as part of a unit may be separated from the other securities or property constituting part of that unit prior to the purchase contract’s settlement date;

■	the methods by which the holders may purchase or sell the purchase contract property;

■	any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract; and

■

whether the purchase contracts will be issued in fully registered or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security or warrant included in that unit.

Settlement of Purchase Contracts. Where purchase contracts issued together with debt securities or debt obligations as part of a unit require the holders to buy purchase contract property, the unit agent may apply principal payments from the debt securities or debt obligations in satisfaction of the holders’ obligations under the related purchase contract as specified in the prospectus supplement. The unit agent will not so apply the principal payments if the holder has delivered cash to meet its obligations under the purchase contract. To settle the purchase contract and receive the purchase contract property, the holder must present and surrender the unit certificates at the office of the unit agent. If a holder settles its obligations under a purchase contract that is part of a unit in cash rather than by delivering the debt security or debt obligation that is part of the unit, that debt security or debt obligation will remain outstanding, if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable prospectus supplement, the holder will receive that debt security or debt obligation or an interest in the relevant global debt security.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, depositary shares, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

■

the terms of the units and of the purchase contracts, warrants, debt securities, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

■	a description of the terms of any unit agreement governing the units;

■	a description of the provisions for the payment, settlement, transfer or exchange or the units; and

■	any applicable U.S. federal income tax consequences.

The terms and conditions described under “Description of Securities We May Offer—Debt Securities,” “—Warrants,” “—Preferred Stock,” “—Depositary Shares,” “—Purchase Contracts,” and “—Common Stock” will apply to each unit and to any warrants, purchase contracts, shares of preferred stock, shares of common stock or debt securities issued by us included in each unit, as applicable, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a Unit Agreement, to be entered into between us and a bank or trust company, as unit agent. The specific terms of any Unit Agreement will be described in the applicable prospectus supplement. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

Common Stock

Our authorized capital stock includes 500 million shares of common stock, 205,171,547 of which were issued and outstanding as of May 2, 2012. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights). Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is American Stock Transfer. The common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Our affiliates may resell our common stock after its initial issuance in market-making transactions. We discuss these transactions above under “Debt Securities—Information in the Prospectus Supplement—Market-Making Transactions.”

Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect

The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

■

prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

■

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

■

at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

FORM, EXCHANGE AND TRANSFER

Each debt security, equity security, warrant, purchase contract and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued only in registered form. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, purchase contracts or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other agents of ours, any agents of the trustee or any agents of any warrant agents or unit agents, run only to the persons or entities named as holders of the securities in the relevant security register. Neither we nor any trustee, warrant agent, unit agent, other agent of ours, agent of the trustee or agent of the warrant agents or unit agents have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders of any securities for any purpose, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners would be governed by the agreements between such holders and the indirect owners.

References to “you” in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or only indirect owners of beneficial interests in those securities.

Global Securities

We may issue debt securities, equity securities, warrants, purchase contracts and units in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

Debt securities issued in registered global form primarily outside the United States will be deposited with a common safekeeper for Euroclear and/or Clearstream, Luxembourg and will be registered in the name of a nominee of the common safekeeper. We anticipate that the provisions described under “—The Depositary” below will apply to all other depositary arrangements, unless otherwise described in the prospectus supplement relating to those securities.

The Depositary

Except as otherwise described herein or in the applicable prospectus supplement, The Depository Trust Company, New York, New York (the “Depositary”) will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary’s nominee.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”

registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as Euroclear and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Purchases of the securities under the Depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The Depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. In addition, under the terms of the indentures, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the Depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the Depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the Depositary’s instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the Depositary.

According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the Depositary and Depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of the Depositary, and registered in the name of Cede & Co. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, as described above. Investors may elect to hold interests in the registered global securities held by the Depositary through Clearstream, Luxembourg or Euroclear if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and The Bank of New York Mellon, a New York banking corporation, will act as depositary for Euroclear. We refer to each of Citibank, N.A. and The Bank of New York Mellon, acting in this depositary capacity, as the “U.S. depositary” for the relevant clearing system. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg advises that distributions with respect to the securities held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear advises that distributions with respect to the securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the securities may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the securities among Clearstream, Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the securities offered on a global basis through the Depositary will be made in immediately available funds. Secondary market trading between the Depositary’s participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s

Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the twelve months ended November 30, 2011, eleven months ended November 30, 2010 and each of the years in the three year period ended December 31, 2009 and for the three month period ended February 29, 2012 are as follows:

	TWELVE MONTHS ENDED NOVEMBER 30, 2011	ELEVEN MONTHS ENDED NOVEMBER 30, 2010	TWELVE MONTHS ENDED DECEMBER 31,			THREE MONTHS ENDED FEBRUARY 29, 2012
			2009	2008 (3)	2007
Ratio of Earnings to Fixed Charges (1)	2.4x	2.9x	4.2x	—	2.8x	2.9x
Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends (2)	2.4x	2.9x	4.1x	—	2.7x	2.9x

(1)

The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2)

The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by the sum of (b) fixed charges and (c) convertible preferred stock dividends. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by approximately $756.3 million.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

■	additions to working capital;

■	the redemption or repurchase of outstanding equity and debt securities;

■	the repayment of indebtedness; and

■	the expansion of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

PLAN OF DISTRIBUTION

We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the any prospectus supplement relating to the offering.

CONFLICTS OF INTEREST

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (FINRA) and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in FINRA Rule 5121. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the actual commission or discount to be received in any particular offering of securities will be significantly less than this amount.

MARKET-MAKING RESALES BY AFFILIATES

This prospectus may be used by Jefferies & Company, Inc. in connection with offers and sales of the securities in market-making transactions (and offers and sales of any other securities covered by this prospectus, including securities issued under previous registration statements, and underlying such securities that are incidental to such market-making activity). In a market-making transaction, Jefferies & Company, Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies & Company, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies & Company, Inc. acts as principal, or as agent for both counterparties in a transaction in which Jefferies & Company, Inc. does not act as principal. Jefferies & Company, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of purchasing, owning and disposing of debt securities under this prospectus (“debt securities”). It applies only to a holder that acquires debt securities upon their original issuance at their initial offering price (except where otherwise specifically noted) and that holds its debt securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

■	a dealer in securities or currencies;

■	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

■	a bank or other financial institution;

■	an insurance company;

■	a tax-exempt organization;

■	a person that owns debt securities that are a hedge or that are hedged against interest rate risks;

■	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes;

■	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

■	except as specifically noted, a United States alien holder (as defined below) that holds the debt securities in connection with a United States trade or business.

Moreover, this summary does not address the United States federal estate and gift tax or alternative minimum tax consequences to a holder of the debt securities.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address any tax consequences arising under any state, local or foreign law.

This discussion is subject to any additional discussion regarding United States federal taxation contained in the applicable prospectus supplement or pricing supplement, which may describe tax consequences for applicable debt securities that differ from the discussion provided herein. Accordingly, you should consult the applicable prospectus supplement or pricing supplement for any additional discussion of United States federal taxation with respect to the specific debt securities offered thereunder.

If a partnership or an entity treated as a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership or an entity treated as a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

If the debt securities may provide that we have the right to redeem them at greater than 100% of the principal amount of the debt securities, plus accrued interest, the discussion in this section is based in part on our determination that with respect to debt securities where we have the right to redeem the debt securities at greater than 100% of the principal amount of the debt securities, plus accrued interest, there will be no more than a remote likelihood that we would exercise our right to redeem the debt securities in circumstances where the amount that we would have to pay in redemption was based on the sum of the present values of the remaining scheduled payments of interest and principal on the debt securities, and that there is more than a remote likelihood that we will exercise our right to redeem the debt securities in circumstances where the amount that we would have to pay would equal 100% of the principal amount of the debt securities, plus accrued interest thereon to the date of redemption. Our determination that there will be no more than a remote likelihood that we would redeem the debt securities in circumstances where the amount we would have to pay in redemption will be based on the present values of the remaining scheduled payments of interest and principal on the debt securities is binding on holders of the debt securities, unless a holder discloses to the Internal Revenue Service, in the manner required by applicable Treasury regulations, that the holder is taking a different position. It is possible that the Internal Revenue Service may take a different position regarding the remoteness of the likelihood of redemptions, in which case, if the position of the Internal Revenue Service were sustained, the timing, amount and character of income recognized with respect to a debt security may be substantially different from that described herein, and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on a disposition of a debt security. This discussion assumes that the Internal Revenue Service will not take a different position or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the likelihood of redemption.

Persons considering the purchase of debt securities should consult their own tax advisors concerning the consequences of purchasing, owning and disposing of debt securities in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of a debt security and is or is treated for United States federal income tax purposes as:

■	a citizen or resident of the United States;

■	a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia;

■	an estate whose income is subject to United States federal income tax regardless of its source; or

■

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Holders that are not United States holders should refer to “—United States Alien Holders” below.

Payments of Interest. Except as described below, stated interest payments on the debt securities generally will be taxable as ordinary income at the time the interest accrues or is received, in accordance with a holder’s regular method of accounting for United States federal income tax purposes. Special rules governing the treatment of debt securities issued with original issue discount are described under “Original Issue Discount” below.

Original Issue Discount. The following is a summary of the material United States federal income tax consequences of the ownership of debt securities issued with original issue discount. A debt security that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a debt security generally is the first price at which a substantial amount of the issue of debt securities is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the debt security other than qualified stated interest payments. Qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate or at certain variable rates. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder’s regular method of tax accounting.

A debt security will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a debt security that provides for payment of an amount other than qualified stated interest before maturity). United States holders of debt securities having de minimis original issue discount generally must include such de minimis original issue discount in income as stated principal payments on the debt securities are made in proportion to the stated principal amount of the debt security.

United States holders of debt securities issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder’s method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of debt securities issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includable in income by the initial United States holder of a debt security issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the debt security for each day on which such holder held the debt security during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, which intervals may vary in length over the term of the debt security provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the debt security at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the debt security at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the debt security. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the debt security is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

If a portion of the initial purchase price of a debt security is attributable to pre-issuance accrued interest, the first stated interest payment on the debt security is to be made within one year of the debt security’s issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the debt security by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the debt security.

If a debt security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the debt security are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the debt security will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement or pricing supplement .

United States holders of debt securities containing a survivor’s option issued with original issue discount should consult with their tax advisors regarding the effect of such feature to their particular circumstances.

For purposes of calculating the yield and maturity of a debt security subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the debt security would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose debt security is subject to a put option or a call option, as compared to a debt security that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the debt security is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such debt security’s yield and maturity and any related subsequent accruals of original issue discount.

Market Discount. If a United States holder purchases a debt security for an amount that is less than its “revised” issue price in the case of a debt security having original issue discount (or, in the case of a debt security issued without original issue discount, its stated redemption price at maturity), such United States holder will be treated as having purchased such debt security at a “market discount,” unless such market discount is less than a specified de minimis amount. For this purpose, the “revised” issue price of a debt security generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the debt security.

Under the market discount rules, a United States holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and that is treated as having accrued on such debt security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the debt security, unless the United States holder elects (as described below) to accrue market discount on the basis of semiannual compounding. Such an election will apply only to the debt securities with respect to which it is made, and may not be revoked.

A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debt security with market discount until the stated maturity of the debt security or certain earlier dispositions.

A United States holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the debt security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (“IRS”).

Premium. Generally, if a United States holder purchases a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the purchase date, such United States holder may be considered to have purchased the debt security with “amortizable bond premium” equal in amount to such excess. A United States holder may elect to amortize such premium using a constant yield method over the remaining term of the debt security and may offset interest otherwise required to be included in respect of the debt security during any taxable year by the amortized amount of such excess for the taxable year. If a United States holder elects to amortize bond premium, such holder generally must reduce its tax basis in the debt securities by the amount of bond premium used to offset interest income. However, if the debt security may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the debt security. Any election to amortize bond premium applies to all taxable debt instruments acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Constant Yield Election. A United States holder of a debt security may elect to include in income all interest and discount (including de minimis original issue discount and market discount), as adjusted by any premium with respect to such debt security based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the debt security, and it may not be revoked without the consent of the Internal Revenue Service. If such election is made with respect to a debt security having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a debt security having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Short-term debt securities. Debt securities that have a fixed maturity of one year or less (“short-term debt securities”) will be treated as having been issued with acquisition discount. In general, an individual or other cash-method United States holder is not required to accrue such acquisition discount unless the United States holder elects to do so. If such an election is not made, any gain recognized by the United States holder on the sale, exchange or maturity of the short-term debt security will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to the United States holder for interest on borrowings allocable to the short-term debt security will be deferred until a corresponding amount of income is realized. United States holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue acquisition discount on a short-term debt security on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding).

Purchase, Sale and Retirement of the debt securities. A holder’s tax basis in a debt security will generally be the cost of the debt security as adjusted for any accrued and unpaid original issue discount, amounts elected to be included in income and premium. A holder generally will recognize capital gain or loss on the sale, retirement or other taxable disposition of a debt security equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the holder’s adjusted tax basis in the debt security. A holder will recognize capital gain or loss at the time of such sale, retirement or other taxable disposition, except that proceeds attributable to accrued but unpaid interest, accrued market discount, and amounts elected to be included in income will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Capital gain of a noncorporate United States holder is currently taxed at reduced rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) including, among other things, interest and proceeds of sale in respect of securities like the debt securities, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective purchasers of the debt securities should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. A holder is a United States alien holder if that holder is the beneficial owner of a debt security and is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a United States holder.

This subsection does not apply to a United States holder.

Subject to the discussion below under Foreign Account Compliance,”Under United States federal income tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of a debt security, we and other United States paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% United States withholding tax from payments on the debt securities to the holder if, in the case of payments of interest:

(a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

(b) the holder is not a controlled foreign corporation that is related to us through stock ownership; and

(c) the U.S. Payor does not have actual knowledge or reason to know that the holder is a United States person and:

(i) the holder has furnished to the U.S. Payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person;

(ii) the U.S. Payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(A) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(B) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

(C) a U.S. branch of a non-United States bank or of a non-United States insurance company, that has agreed to be treated as a United States person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(iii) the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the United States alien holder,

(A) certifying to the U.S. Payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

(B) to which is attached a copy of Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(iv) the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations.

Subject to the discussion below regarding effectively connected interest, a non-United States alien holder that does not meet the conditions set forth above will be subject to United States federal withholding tax at the applicable rate (currently 30%) with respect to payments of interest, unless the United States alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the United States alien holder’s country of residence. To claim such a reduction or exemption, a United States alien holder must generally complete an Internal Revenue Service Form W-8BEN and claim this exemption on the form. In some cases, a United States alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

Interest Treated as Effectively Connected

Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest on a United States alien holder’s debt securities will not be subject to United States federal withholding tax if:

■	the United States alien holder is engaged in the conduct of a trade or business in the United States;

■	interest income on the United States alien holder’s debt securities is effectively connected to the conduct of its trade or business in the United States; and

■

the United States alien holder has certified to the U.S. Payor on an Internal Revenue Service Form W-8ECI that it is exempt from withholding tax because the interest income on its debt securities will be effectively connected with the conduct of its trade or business in the United States.

Interest income on the debt securities that is treated as effectively connected with a United States alien holder’s conduct of a trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to a permanent establishment in the United States) will be includable in the income of the United States alien holder for regular United States federal income tax purposes and taxed at the same rates that apply to the United States holders (and, in the case of a United States alien holder that is a corporation for United States federal income tax purposes, may also be subject to branch profits tax at a 30% rate, or such lower rate as is provided under an applicable tax treaty).

Sale or Other Disposition of the Debt Securities

Subject to the discussions of backup withholding and under “Foreign Account Tax Compliance” below, a United States alien holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, retirement or other taxable disposition of a debt security unless such gain is effectively connected with a United States trade or business of such United States alien holder and, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, such gain is attributable to a U.S. permanent establishment of such United States alien holder. However, an individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of a debt security and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized (subject to offset by certain United States-source losses) at a 30% rate or such lower rate as is provided under an applicable treaty.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, premium, if any, and interest on the debt securities. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the debt securities before maturity within the United States. Additionally, backup withholding at the applicable rate (currently 28%, and commencing January 31, 2013, 31%) will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. In general, a holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed the holder’s income tax liability by filing a timely refund claim with the Internal Revenue Service.

In general, in the case of a United States alien holder, payments of principal, premium, if any, and interest made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

■	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person; or

■	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

■	the holder otherwise establishes an exemption.

If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge or reason to know that the holder is a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

■	the proceeds are transferred to an account maintained by the holder in the United States;

■	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or

■	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

■	a United States person;

■	a controlled foreign corporation for United States tax purposes;

■	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

■	a foreign partnership, if at any time during its tax year:

■	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

■	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a United States person. In general, a United States alien holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed its income tax liability by filing a timely refund claim with the Internal Revenue Service.

Foreign Account Tax Compliance

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act”, or the HIRE Act, which includes a revised version of a bill known as the “Foreign Account Tax Compliance Act of 2009” or “FATCA.” Under FATCA, foreign financial institutions (which include most hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them. More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, withholdable payments are U.S.-source payments otherwise subject to nonresident withholding tax and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain treated as foreign source income under the Code). 2011 IRS guidance provides that regulations implementing this legislation will defer this withholding obligation until January 1, 2014 for payments of interest and dividends until January 1, 2015 for gross proceeds from dispositions of stock and debt. Treasury is authorized to provide rules for implementing the FATCA withholding regime and coordinating the FATCA withholding regime with the existing nonresident withholding tax rules. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

FATCA would only apply to debt obligations, like the debt securities, issued or deemed issued after March 18, 2012. However, recently proposed IRS regulations generally would exempt debt obligations issued before January 1, 2013, from the application of FATCA. There can be no assurance as to whether or not these proposed regulations will be adopted in final form, and, if so adopted, what form the proposed regulations would take

United States alien holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in the debt securities.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Code, with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of these securities that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.

The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Jefferies Group, Inc. as of November 30, 2011 and 2010 and for the twelve month period ended November 30, 2011 and the eleven month period ended November 30, 2010, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended November 30, 2011, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Jefferies Group, Inc. for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify KPMG LLP with respect to legal costs and expenses they may incur as a result of their successful defense of any legal action or proceeding that may arise as a result of their consent to include their report in our Annual Report on Form 10-K for the year ended November 30, 2011.

$1,000,000,000

$600,000,000 5.125% SENIOR NOTES DUE 2023

$400,000,000 6.50% SENIOR NOTES DUE 2043

PROSPECTUS SUPPLEMENT

Jefferies

January 15, 2013